EXHIBIT 10.13

AMERICAN TECHNOLOGY CORPORATION

SUMMARY SHEET
OF
DIRECTOR AND EXECUTIVE OFFICER COMPENSATION

Compensation of Directors

Until June 2005, our non-employee directors did not receive cash fees as compensation for their services. In June 2005, we began compensating our non-employee directors in the amount of $1,000 per month, paid quarterly in arrears. Each of our non-employee directors serving between January 1 and May 31, 2005, was paid a one-time fee of $5,000 in recognition of service during that period. Our directors are also reimbursed for the expenses of attending directors’ or committee meetings. Our directors have received in the past, and may receive in the future, stock option grants. In June 2005, we granted each of our non-employee directors an option exercisable for 50,000 shares of common stock with an exercise price equal to the closing price of the common stock on the date of grant and expiring five years after the date of grant. These options vest quarterly over five years, subject to continued service and other conditions.

Compensation of Executive Officers

The executive officers of the Company serve at the discretion of the Board of Directors. From time to time, the Compensation Committee of the Board of Directors reviews and determines the salaries that are paid to the Company's executive officers. The following table sets forth the annual salary rates for the Company’s current executive officers as of the date of this report on Form 10-Q:

Elwood G. Norris, Chairman	$200,000
Kalani Jones, President and Chief Operating Officer	$220,000
Michael A. Russell, Chief Financial Officer and Secretary	$185,000
Bruce Gray, Vice President of the Commercial Products Group	$200,000

Employment Arrangements with Current Executive Officers

The following discussion summarizes the employment arrangements between us and our current executive officers as of the date of this report on Form 10-Q:

Mr. Elwood G. Norris - Effective September 1, 1997, we entered into a three year employment contract with Mr. Norris, for his services as Chief Technology Officer. The three-year term expired on August 31, 2000, but the agreement remains in effect until one party gives thirty days advance notice of termination to the other. Mr. Norris now serves as Chairman under the term of this agreement. The agreement, as amended by the Compensation Committee, provides for a base salary of $16,667 per month. The agreement provides that Mr. Norris will participate in bonus, benefit and other incentives at the discretion of the Board of Directors. Mr. Norris has agreed not to disclose trade secrets and has agreed to assign certain inventions to us during employment. We are also obligated to pay Mr. Norris certain royalties. See "Certain Relationships and Related Transactions" in our Form 10-K/A filed March 18, 2005.

Mr. Kalani Jones - We entered into a letter agreement dated as of August 28, 2003, as amended on October 20, 2003, under which Mr. Jones was employed as our Senior Vice President of Operations. Mr. Jones has since been promoted to President and Chief Operating Officer. The letter agreement provides for an annual base salary of $140,000, and an annual performance bonus of up to 30% of base salary to be determined by the Compensation Committee and the Board of Directors. Mr. Jones' base salary was $200,000 per year at September 30, 2004.

On January 27, 2005, our Compensation Committee increased Mr. Jones’ current annual base salary to $220,000.  For fiscal 2005, the Compensation Committee determined that Mr. Jones' bonus should be based upon a target bonus of 50% of base salary given his increased responsibilities as President and Chief Operating Officer. We expect future bonus determinations for Mr. Jones to be made based upon a target bonus of 50% of base salary. Mr. Jones' employment is terminable at-will by us or by Mr. Jones for any reason, with or without notice.

Mr. Michael Russell - We entered into a letter agreement dated June 15, 2004, under which Mr. Russell was employed as our Chief Financial Officer. Mr. Russell has also been appointed as our Secretary. The letter agreement provides for an annual base salary of $185,000, and an annual performance bonus of up to 25% of base salary to be determined by the Compensation Committee and the Board of Directors. Mr. Russell's employment is terminable at-will by us or by Mr. Russell for any reason, with or without notice.

Mr. Bruce Gray -We entered into a letter agreement with Mr. Bruce Gray, under which Mr. Gray was employed as our Vice President of the Commercial Products Group effective March 21, 2005. The letter agreement provides for an annual base salary of $200,000, and an annual sales bonus of up to $100,000, payable on a quarterly basis, based on attaining quarterly and annual goals to be established. Mr. Gray's employment is terminable at-will by us or by Mr. Gray for any reason, with or without notice.

Executive officers in charge of revenue producing business segments also participate in a broad-based commission arrangement. Under our existing commission arrangement, commissions are awarded for each of our business segments based on achievement of operating plan revenue within the segment, with commissions increasing in percentage if operating plan is exceeded. Executive officers in charge of each business unit recommend an allocation of such commissions amongst sales personnel and themselves, which recommendation is reviewed and approved by the Chairman and the President. All commissions payable to executive officers are then reviewed and approved by the Compensation Committee.